Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT MISSOURI
WESTERN DIVISION

Aquila, Inc. (f/k/a/ UtiliCorp United, Inc.))
And Aquila Merchant Services, Inc.	)
(f/k/a Aquila, Inc., f/k/a Aquila	)
Energy Corporation),	)
)
Plaintiffs	)
)
v.	)	Case No. 02-1031-CV-W-GAF
)
Federal Insurance Company and	)
Pacific Indemnity Company,	)
)
Defendants.	)
)

ORDER GRANTING PRELIMINARY INJUNCTION

On June 14, 2004, the Court entered a Temporary Restraining Order upon an Application filed by Defendants, Federal Insurance Company and Pacific Indemnity Company (“Defendants”) for Temporary Restraining Order/Preliminary Injunction (“Application”).

On June 22, 2004, the parties appeared before the Court, through their counsel and other representatives, for purposes of a Hearing upon Defendants’ Application for Preliminary Injunction.  Upon consideration of all briefing, argument, and evidence filed with and presented to the Court up through and including the June 22, 2004 Hearing, the Court finds good cause to enter a Preliminary Injunction sought by the Defendants.  The Court hereby enters its Preliminary Injunction based upon the findings and reasons set forth herein, as well as based upon the findings and reasons cited by the Court at the June 22, 2004 Hearing.

Entry of the Preliminary Injunction has taken into consideration a balancing of the following factors: (1) the probability of movant’s success of the merits; (2) the threat of irreparable harm to the movant; (3) the balance between this harm and the harm to the other party if the injunction is granted; and (4) the public interest.  Dataphase Systems, Inc. v. C.L. Systems, Inc., 640 F.2D 109, 113 (8th Cir. 1981).  The Court also observes that Defendants have asserted a cognizable claim in equity for specific performance, and that a Preliminary Injunction may be entered in potential aid of that claim.

At the Hearing conducted June 22, 2004, and in the briefing submitted on Defendants’ Application, the parties argued various law and evidence on each of the four Dataphase factors to be balanced in determining whether injunctive relief should be entered.  Having considered each of the four factors, including the argument and evidence presented by the parties at the Hearing of June 22, 2004, the Court concludes that the four factors favor entry of a Preliminary Injunction as requested by the Defendants.  Accordingly, the Court enters a Preliminary Injunction pursuant to Fed. R. Civ. P. 65, as follows:

1.             Plaintiffs are hereby enjoined from disbursing or using for any purpose the sum of $504,000,000.00 of the proceeds from the sale of Plaintiffs’ assets related to “Aquila Networks Canada” (which closed on or about May 31, 2004), which are referenced in more detail in the Defendants’ Application.  This injunction shall remain in effect until such time as the Court conducts a final hearing on a Permanent Injunction and determines whether Defendants are entitled to specific performance of the provisions of the Indemnity Agreements referenced in their Application as claimed.

2.             On or before June 29, 2004, Plaintiffs shall deposit the sum of $504,000,000.00 into an interest-bearing escrow account at a bank or other depository institution located within this judicial district, to be selected by Plaintiffs and approved by the Court.  The terms of the escrow shall be that no withdrawal(s) shall be allowed therefrom unless ordered by the Court.  The aforementioned sum shall remain in escrow (subject to potential reduction and release on a periodic basis as described in paragraph 3 below) until further order of the Court.

3.             During the pendency of the Preliminary Injunction, and no more frequently than on a monthly basis, a portion of the escrowed funds may be released to Plaintiffs by order of the Court.  Such portion(s) shall be in an amount equal to the amount, if any, by which Plaintiffs have reduced or partially discharged Defendants’ potential obligations under the Surety Bonds referenced in Defendants’ Application.  Plaintiffs’ application(s) to the Court to obtain such partial release of the escrowed funds shall contain appropriate written confirmation and verification from American Public Energy Agency (“APEA”), the buyers of the natural gas under the Gas Purchase Agreements that are the subject of the Surety Bonds, of the amounts by which Plaintiffs, by their delivery of gas to APEA under such Agreements, have reduced Defendants’ aggregate obligations under the Surety Bonds as the result of reducing Plaintiffs’ aggregate obligations under the Gas Purchase Agreements.

4.             On or before June 29, 2004, the parties shall confer, identify dates, and report to the Court when the parties can appear for the purpose of conducting a final hearing for a Permanent Injunction in this case.

5.             On or before June 29, 2004, Defendants shall file with the Court a bond in the penal amount of $25,000,000.00 as security in accordance with Fed. R. Civ. P. 65(c).

IT IS SO ORDERED.

/s/ Gary A. Feener
GARY A. FENNER, JUDGE
United States District Court

DATED: June 24, 2004